EXHIBIT 99.1

NEWS RELEASE	CONTACT:	JOHN P. NELSON
FOR IMMEDIATE RELEASE		CEO AND PRESIDENT
(515) 232-6251
October 18, 2024

AMES NATIONAL CORPORATION

ANNOUNCES EARNINGS FOR THE third QUARTER OF 2024

Ames, Iowa – Ames National Corporation (Nasdaq: ATLO; the “Company”) today reported net income for the third quarter of 2024 of $2.2 million, or $0.25 per share, compared to $2.9 million, or $0.33 per share, earned in the third quarter of 2023.  For the nine months ended September 30, 2024, net income for the Company totaled $6.7 million or $0.75 per share, compared to $8.7 million or $0.97 per share earned in 2023.  The decrease in earnings is primarily due to an increase in credit loss expense and consultant fees related to negotiating long-term vendor contracts. The increase in credit loss expense is primarily due to loan growth and a specific reserve placed on a commercial loan relationship. The consultant fees were paid as a percentage of the negotiated benefit to the Company. The consultant fees are recognized into expense during the contract negotiations while the benefits will be recognized throughout the related contractual agreements.

INCOME STATEMENT HIGHLIGHTS (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023

Net income (in thousands)	$2,217	$2,924	$6,705	$8,678
Earnings per share - basic and diluted	$0.25	$0.33	$0.75	$0.97
Return on average assets	0.42%	0.55%	0.42%	0.54%
Return on average equity	5.12%	7.60%	5.37%	7.47%
Efficiency ratio	77.87%	75.12%	78.47%	74.27%
Net interest margin	2.21%	2.11%	2.16%	2.21%

COMPANY STOCK HIGHLIGHTS (unaudited)

As of or for the
three months ended
September 30,
Company Stock (ATLO)	2024

Closing price	$18.23
Price range	$17.29 - 22.03
Book value per common share	$20.39
Cash dividend declared	$0.20
Dividend yield	4.39%

BALANCE SHEET HIGHLIGHTS (unaudited)

	September 30,
(Dollars in thousands)	2024	2023

Assets	$2,123,173	$2,154,051
Loans receivable, net	1,295,773	1,231,893
Deposits	1,801,721	1,828,681
Stockholders' equity	183,394	146,640
Capital ratio	8.64%	6.81%

Third Quarter 2024 Results:

Third quarter 2024 loan interest income was $2.2 million higher than third quarter 2023 and was primarily due to higher average interest rates and growth in the loan portfolio. Deposit interest expense increased $1.8 million during this same period due primarily to customers shifting to higher rate deposit products. Other borrowed funds interest expense decreased $198 thousand during the same period due primarily to reduced borrowings. Third quarter 2024 net interest income totaled $11.1 million, an increase of $0.4 million, or 3.6%, compared to the same quarter a year ago. The Company’s net interest margin was 2.21% for the quarter ended September 30, 2024 as compared to 2.11% for the quarter ended September 30, 2023 and 2.14% for the quarter ended June 30, 2024. The increase in net interest margin compared to 2023 was primarily due to an increase in the volume and yield of loans, offset in part by an increase in deposit interest expense. Proceeds from maturing lower yielding investments have also been used to pay down higher cost borrowing and fund loan growth.

A credit loss expense of $371 thousand was recognized in the third quarter of 2024 as compared to a credit loss benefit of $274 thousand in the third quarter of 2023. Net loan charge-offs for the quarter ended September 30, 2024 totaled $10 thousand compared to net loan recoveries of $4 thousand for the quarter ended September 30, 2023. The credit loss expense in 2024 was primarily due to an increase in specific reserves in the commercial loan portfolio.

Noninterest income for the third quarter of 2024 totaled $2.41 million as compared to $2.36 million in the third quarter of 2023, an increase of 2.2%

Noninterest expense for the third quarter of 2024 totaled $10.5 million compared to $9.8 million recorded in the third quarter of 2023, an increase of 7.2%. The increase is primarily due to normal increases in salaries and benefits and $449 thousand of consultant fees for certain contract negotiations included in professional fees in 2024. The consultant fees are infrequent as they normally relate to longer term contracts and no additional fees are anticipated for contracts for the remainder of the year. The efficiency ratio was 77.87% for the third quarter of 2024 as compared to 75.12% in the third quarter of 2023.

Income tax expense for the third quarter of 2024 totaled $397 thousand compared to $597 thousand recorded in the third quarter of 2023. The effective tax rate was 15% and 17% for the quarters ended September 30, 2024 and 2023, respectively. The lower than expected tax rate in 2024 and 2023 was primarily due to tax-exempt interest income and New Markets Tax Credits.

Nine Months 2024 Results:

For the nine months ended September 30, 2024 loan interest income was $7.1 million higher than the first nine months of 2023. The increase is primarily due to higher average interest rates and growth in the loan portfolio. Deposit interest expense increased $6.8 million during this same period due to customers shifting to higher rate deposit products. Other borrowed funds interest expense increased $895 thousand during the same period due to increased borrowings and higher average rates. The net interest income for the nine months ended September 30, 2024 totaled $32.9 million, a decrease of $0.8 million, or 2.4%, compared to the same period a year ago. The Company’s net interest margin was 2.16% for the nine months ended September 30, 2024 as compared to 2.21% for the nine months ended September 30, 2023. The decrease in net interest margin was primarily due to an increase in market interest rates and deposits repricing more quickly than interest-earning assets.

A credit loss expense of $722 thousand was recognized for the nine months ended September 30, 2024 as compared to a credit loss expense of $34 thousand for the nine months ended September 30, 2023. Net loan charge-offs totaled $6 thousand for the nine months ended September 30, 2024 compared to net loan charge-offs of $177 thousand for the nine months ended September 30, 2023. The credit loss expense in 2024 was primarily due to loan growth and an increase in specific reserves. The credit loss expense in 2023 was primarily due to charge-offs in the agriculture and commercial loan portfolios.

Noninterest income for the nine months ended September 30, 2024 totaled $7.2 million compared to $6.9 million for the nine months ended September 30, 2023, an increase of 4.0%. The increase in noninterest income was primarily due to an increase in wealth management income and partially offset by losses on the sale of securities.

Noninterest expense for the nine months ended September 30, 2024 totaled $31.4 million compared to $30.1 million for the nine months ended September 30, 2023, an increase of 4.3%. The increase is primarily due to an increase in number of employees, normal increases in salaries and benefits and $799 thousand of consultant fees for certain contract negotiations included in professional fees. The efficiency ratio was 78.47% and 74.27% for the nine months ended September 30, 2024 and 2023, respectively.

Income tax expense for the nine months ended September 30, 2024 and 2023 totaled $1.2 million and $1.7 million, respectively. The effective tax rate was 15% and 17% for the nine months ended September 30, 2024 and 2023, respectively.  The lower than expected tax rate in 2024 and 2023 was due primarily to tax-exempt interest income and New Markets Tax Credits.

Balance Sheet Review:

As of September 30, 2024, total assets were $2.1 billion, a decrease of $30.9 million, as compared to September 30, 2023. The decrease in assets was primarily due to a decrease in interest-bearing deposits and securities available-for-sale, partially offset by an increase in loans.

Securities available-for-sale as of September 30, 2024 decreased to $688.6 million from $736.9 million as of September 30, 2023. The decrease in securities available-for-sale is primarily due to maturities in excess of purchases. The Company's investment portfolio had an expected duration of 3.16 years as of September 30, 2024. There are approximately $110 million of investments maturing within one year at an average yield of approximately 1.7%.

Net loans as of September 30, 2024 increased to $1.30 billion as compared to $1.23 billion as of September 30, 2023, an increase of 5.2%. The increase was primarily due to an increase in the agriculture, 1 to 4 family residential and commercial real estate loan portfolios. Substandard loans were $28.3 million and $24.0 million as of September 30, 2024 and 2023, respectively. Substandard-impaired loans were $16.9 million and $13.9 million as of September 30, 2024 and 2023, respectively. The increase in substandard and substandard-impaired loans is primarily due to weakening in the commercial real estate loan portfolio. Some commercial real estate loans are experiencing a decline in occupancy rates and collateral valuation. There are approximately $253 million of loans maturing within one year at an average yield of approximately 6.5%.

The allowance for credit losses on September 30, 2024 totaled $17.6 million or 1.34% of loans, compared to $16.1 million, or 1.29% of loans, as of September 30, 2023. The increase in the allowance for credit losses is mainly due to loan growth and an increase in specific reserves.

Deposits totaled $1.80 billion as of September 30, 2024, a decrease of 1.5%, compared to $1.83 billion recorded as of September 30, 2023. The decrease in deposits is primarily due to lower balances in retail and commercial noninterest-bearing checking, savings and money market accounts as customers seek higher interest rates. A portion of the decrease in retail and commercial noninterest-bearing checking, savings and money market accounts was offset by an increase in time deposits and public funds. Securities sold under agreements to repurchase decreased to $42.8 million as of September 30, 2024 compared to $60.9 million as of September 30, 2023. Securities sold under agreements to repurchase and deposit balances fluctuate as customers’ liquidity needs vary and could be impacted by prevailing market interest rates, competition, and economic conditions.  Approximately 15% of deposits are tied to external indexes as of September 30, 2024. Deposit interest expense related to these deposits can be more volatile than other deposit products in a changing interest rate environment.

Other borrowings decreased to $83.1 million as of September 30, 2024 compared to $105.9 million as of September 30, 2023. The Company has reduced borrowings throughout 2024 as investments have matured.

The Company’s stockholders’ equity represented 8.6% of total assets as of September 30, 2024 with all of the Company’s six affiliate banks considered well-capitalized as defined by federal capital regulations. Total stockholders’ equity was $183.4 million as of September 30, 2024, compared to $146.6 million as of September 30, 2023. The increase in stockholders’ equity of $36.8 million was primarily the result of a decrease in unrealized losses on the investment portfolio.

Cash Dividend Announcement

On August 14, 2024, the Company declared a quarterly cash dividend on common stock, payable on November 15, 2024 to stockholders of record as of November 1, 2024, equal to $0.20 per share.

About Ames National Corporation

Ames National Corporation affiliate Iowa banks are First National Bank, Ames; Boone Bank & Trust Co., Boone; State Bank & Trust Co., Nevada; Reliance State Bank, Story City; United Bank & Trust Co., Marshalltown; and Iowa State Savings Bank, Creston, Iowa.

The Private Securities Litigation Reform Act of 1995 provides the Company with the opportunity to make cautionary statements regarding forward-looking statements contained in this News Release, including forward-looking statements concerning the Company’s future performance and asset quality. Forward-looking statements contained in this News Release are not historical facts and are based on management’s current beliefs, assumptions, predictions and expectations of future events, including the Company’s future performance, taking into account all information currently available to management. These beliefs, assumptions, predictions and expectations are subject to numerous risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to management and many of which are beyond management’s control. If a change occurs, the Company’s business, financial condition, liquidity, results of operations, asset quality, plans and objectives may vary materially from those expressed in the forward-looking statements. Accordingly, investors are cautioned not to place undue reliance on such forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “forecasts”, “continuing,” “ongoing,” “expects,” “views,” “intends” and similar words or phrases. The risks and uncertainties that may affect the Company’s future performance and asset quality include, but are not limited to, the following: national, regional and local economic conditions and the impact they may have on the Company and its customers; competitive products and pricing available in the marketplace; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for credit losses as dictated by new market conditions or regulatory requirements; changes in local, national and international economic conditions, including rising inflation rates; fiscal and monetary policies of the U.S. government; changes in governmental regulations affecting financial institutions (including regulatory fees and capital requirements); changes in prevailing interest rates; credit risk management and asset/liability management; the financial and securities markets; the availability of and cost associated with sources of liquidity; and other risks and uncertainties inherent in the Company’s business, including those discussed under the headings “Forward-Looking Statements and Business Risks” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year-ended December 31, 2023. Any forward-looking statements are qualified in their entirety by the foregoing risks and uncertainties and speak only as of the date on which such statements are made. The Company undertakes no obligation to revise or update such forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets (unaudited)
(in thousands, except share and per share data)

	September 30,	September 30,
ASSETS	2024	2023

Cash and due from banks	$22,660	$21,992
Interest-bearing deposits in financial institutions and federal funds sold	36,309	68,071
Total cash and cash equivalents	58,969	90,063
Interest-bearing time deposits	6,167	9,889
Securities available-for-sale	688,595	736,944
Federal Home Loan Bank (FHLB) and Federal Reserve Bank (FRB) stock, at cost	5,186	4,000
Loans receivable, net	1,295,773	1,231,893
Loans held for sale	338	428
Bank premises and equipment, net	21,858	21,828
Accrued income receivable	15,261	13,794
Bank-owned life insurance	3,193	3,111
Deferred income taxes, net	11,138	23,206
Intangible assets, net	1,170	1,543
Goodwill	12,424	12,424
Other assets	3,101	4,928

Total assets	$2,123,173	$2,154,051

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits
Noninterest-bearing checking	$335,469	$371,691
Interest-bearing checking	612,017	616,382
Savings and money market	535,096	567,461
Time, $250 and over	79,538	74,360
Other time	239,601	198,787
Total deposits	1,801,721	1,828,681

Securities sold under agreements to repurchase	42,756	60,941
Other borrowings	83,101	105,942
Dividends payable	1,798	2,428
Accrued interest payable	3,045	3,561
Accrued expenses and other liabilities	7,358	5,858
Total liabilities	1,939,779	2,007,411

STOCKHOLDERS' EQUITY
Common stock, $2 par value, authorized 18,000,000 shares; issued and outstanding 8,992,167 shares as of September 30, 2024 and 2023	17,984	17,984
Additional paid-in capital	14,253	14,253
Retained earnings	180,505	180,724
Accumulated other comprehensive (loss)	(29,348)	(66,321)
Total stockholders' equity	183,394	146,640

Total liabilities and stockholders' equity	$2,123,173	$2,154,051

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income (unaudited)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023

Interest and dividend income:
Loans, including fees	$16,751	$14,585	$48,793	$41,657
Securities:
Taxable	2,985	3,152	9,104	9,556
Tax-exempt	481	549	1,524	1,748
Other interest and dividend income	495	476	1,937	1,484
Total interest and dividend income	20,712	18,762	61,358	54,445

Interest expense:
Deposits	8,278	6,518	24,037	17,214
Other borrowed funds	1,357	1,555	4,466	3,571
Total interest expense	9,635	8,073	28,503	20,785

Net interest income	11,077	10,689	32,855	33,660

Credit loss expense	371	(274)	722	34

Net interest income after credit loss expense	10,706	10,963	32,133	33,626

Noninterest income:
Wealth management income	1,242	1,157	3,913	3,507
Service fees	399	343	1,062	1,000
Securities gains (losses), net	-	28	(165)	35
Gain on sale of loans held for sale	112	95	361	254
Merchant and card fees	426	404	1,211	1,249
Other noninterest income	234	333	827	884
Total noninterest income	2,413	2,360	7,209	6,929

Noninterest expense:
Salaries and employee benefits	6,291	5,902	18,965	17,751
Data processing	1,475	1,497	4,478	4,395
Occupancy expenses, net	745	671	2,238	2,273
FDIC insurance assessments	281	284	878	803
Professional fees	867	545	2,190	1,540
Business development	318	311	983	975
Intangible asset amortization	86	130	259	388
New market tax credit projects amortization	174	192	523	575
Other operating expenses, net	268	270	925	1,445
Total noninterest expense	10,505	9,802	31,439	30,145

Income before income taxes	2,614	3,521	7,903	10,410

Provision for income taxes	397	597	1,198	1,732

Net income	$2,217	$2,924	$6,705	$8,678

Basic and diluted earnings per share	$0.25	$0.33	$0.75	$0.97

Dividends declared per share	$0.20	$0.27	$0.74	$0.81